EXHIBIT 99.1

                                Proxy Statement of the 1994

                              Annual Meeting of Shareholders,

                                   dated March 16, 1994

              SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(xx)  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(xx)  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12



                      Southern National Corporation
          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(xx)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $0

    2)  Form, Schedule or Registration Statement No.: Def 14-A

    3)  Filing Party: Washburn Graphics, Inc.

    4)  Date Filed: 3-17-94

( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

                         SOUTHERN NATIONAL CORPORATION
                              Post Office Box 1489
                        Lumberton, North Carolina 28359
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 19, 1994
TO THE SHAREHOLDERS OF
SOUTHERN NATIONAL CORPORATION:
     Notice is hereby given that the Annual Meeting of Shareholders of Southern National Corporation (the Corporation) will be held on Tuesday, April 19, 1994 (at 11:00 A.M. local time), at PINE CREST COUNTRY CLUB, MAXTON HIGHWAY, LUMBERTON, NORTH CAROLINA, for the following purposes:
          (1) To elect eight Directors with terms expiring in 1997 and two Directors with terms expiring in 1996.
          (2) To approve the Corporation's Omnibus Stock Incentive Plan.
          (3) To approve the Corporation's Long-Term Incentive Plan.
          (4) To approve the Corporation's Short-Term Incentive Plan.
          (5) To approve an amendment to the Corporation's Incentive Stock Option Plan and Non-Qualified Stock Option Plan.
          (6) To transact such other business as may properly come before the meeting.
     Pursuant to the provisions of the North Carolina Business Corporation Act, February 17, 1994 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at said meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.
     A copy of the Annual Report, containing the financial statements of the Corporation for the year ended December 31, 1993, is enclosed herewith.
                                  By Order of the Board of Directors
                                  (Sicnature of David L. Craven)
                                  DAVID L. CRAVEN, SECRETARY
March 16, 1994
     Even if you plan to attend the meeting in person, please date and execute the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                         SOUTHERN NATIONAL CORPORATION
                           500 North Chestnut Street
                        Lumberton, North Carolina 28359
                                PROXY STATEMENT
     The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held April 19, 1994, at 11:00 A.M. local time, and any adjournment thereof, is solicited on behalf of the Board of Directors of Southern National Corporation (the Corporation). The approximate date this proxy material is first being sent to shareholders is March 16, 1994. Such solicitation is being made by mail and may be made in person or by fax or telephone by officers or employees of the Corporation. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy material to beneficial owners.
     The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing 10 nominees named in this Proxy Statement to the Board of Directors;
(2) approving the Corporation's Omnibus Stock Incentive Plan; (3) approving the Corporation's Long-Term Incentive Plan; (4) approving the Corporation's Short-Term Incentive Plan and (5) approving an amendment to the Corporation's Incentive Stock Option Plan and Non-Qualified Stock Option Plan.
VOTING SECURITIES OUTSTANDING
     Pursuant to the provisions of the North Carolina Business Corporation Act, February 17, 1994 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each share of the Corporation's Common Stock issued and outstanding on February 17, 1994 is entitled to one vote on all proposals at the meeting, except that shares held by Southern National Bank of North Carolina (SNB North Carolina) or Southern National Bank of South Carolina (SNB South Carolina), in a fiduciary capacity, may only be voted in accordance with the instruments creating the fiduciary capacity. Holders of shares of Common Stock vote together as a voting group on all such proposals. As of the close of business on February 17, 1994, there were 42,353,374 shares of Common Stock of the Corporation outstanding and entitled to vote.
                               SECURITY OWNERSHIP
     The following is the only shareholder known to the Corporation to be the beneficial owner as of February 17, 1994, of more than 5% of the Corporation's Common Stock:

             NAME AND ADDRESS OF                   AMOUNT AND NATURE OF           PERCENT OF
               BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP (1)           CLASS
Southern National Bank of                                2,667,044                    6.30%
North Carolina
P.O. Box 1489
500 North Chestnut Street
Lumberton, North Carolina 28359

(1) The amount shown represents shares held in a fiduciary capacity for various accounts, including: (i) 2,537,212 shares (or 5.99% of the shares outstanding) held for the account of the Southern National Employee Stock Ownership Plan (the ESOP), as to which SNB North Carolina has sole investment power, votes shares which have been allocated to individual accounts in accordance with the instructions of the participants and does not vote shares as to which no instructions are received; (ii) 90,698 shares held for the account of the Southern National ESOP Excess Plan, as to which SNB North Carolina has sole voting power, but not investment power; and
    (iii) 39,134 shares held for customers of SNB North Carolina and SNB South Carolina as to which it has sole voting and sole investment power. Of that total, 36,801 shares are held by SNB North Carolina and 2,333 shares are held by SNB South Carolina. In connection with SNB North Carolina's beneficial ownership as disclosed above, all voting rights, investment discretion and other fiduciary duties of the bank are set forth in the plan documents in connection with the various accounts listed herein.
     The table below sets forth the beneficial ownership of Common Stock and Depositary Shares (each Depositary Share representing a one-quarter interest in a share of the Corporation's 6 3/4% Cumulative Convertible Preferred Stock, Series A (6 3/4% Preferred Stock )) by all Directors and nominees, the Chief Executive Officer and the four next most highly compensated executive officers and all Directors and executive officers of the Corporation as a group as of February 22, 1994. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No person or group owns more than 1% of the 6 3/4% Preferred Stock.

                                                                     SHARES OF                        DEPOSITARY
                                                                    COMMON STOCK                        SHARES
                                                                    BENEFICIALLY     PERCENT OF      BENEFICIALLY
NAME OF BENEFICIAL OWNER OR NUMBER OF PERSONS IN GROUP              OWNED (1)(2)    COMMON STOCK       OWNED (3)
L. Glenn Orr, Jr.................................................       132,665         *                --
Gary E. Carlton..................................................        32,503         *                --
William F. Black.................................................        64,091         *                --
Luther C. Boliek.................................................       121,028         *                --
H. Ray Davis.....................................................       111,674         *                --
Ronald E. Deal...................................................        22,104         *                --
William N. Geiger................................................        17,910         *                --
Paul S. Goldsmith................................................        46,305         *                --
Lloyd Vincent Hackley............................................         3,446         *                --
James A. Hardison................................................         2,553         *                --
Donald C. Hiscott................................................        11,999         *                --
Richard Janeway, M.D.............................................        25,616         *                   400
Joseph A. McAleer................................................           200         *                --
Albert O. McCauley...............................................         2,071         *                --
Dickson McLean, Jr...............................................        20,157         *                   400
Charles E. Nichols...............................................        69,641         *                --
C. Edward Pleasants..............................................        60,514         *                --
Nido R. Qubein...................................................        51,017         *                --
Ted R. Reynolds..................................................        11,245         *                --
T. H. Yancey.....................................................       110,000         *                   600
Robert H. Yeargin................................................        35,791         *                --
A. Bruce Williams................................................        26,725         *                --
A. Tab Williams..................................................       329,282         *                11,000
Edward M. Williams...............................................        18,326         *                --
John R. Spruill..................................................        26,689         *                --
Michael W. Sperry................................................        21,130         *                --
James F. Byrne...................................................        30,840         *                 1,062
Directors and executive officers as a
  group (33 persons).............................................     1,464,955       3.46%              14,462

* Less than 1%.
(1) As reported to the Corporation by the Directors and nominees (including shares held by spouses, minor children, family companies, partnerships and trusts). The table includes options which become exercisable within 60 days after February 22, 1994 and shares allocated to individual accounts by the ESOP, voting of which is directed by those named persons and group members who participate in the ESOP and as to which such persons have no investment power.
(2) Unless otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table. Does not include shares of Common Stock that could be acquired by conversion of the 6 3/4% Preferred Stock.
(3) Each Depositary Share is convertible into 1.4767 shares of Common Stock.
                       PROPOSAL 1: ELECTION OF DIRECTORS
     The Board of Directors currently consists of 22 persons. The Board of Directors has authorized increasing the size of the Board following the Annual Meeting of Shareholders to 24 persons. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are 10 nominees for election as Directors, two of whom will serve for a term expiring in 1996 and eight of whom will serve for a term expiring in 1997. Edward M. Williams is retiring from the Board as of January 1, 1995, but will continue to serve as a Consultant thereafter.
     It is intended that the persons named in the accompanying form of proxy will vote to elect the 10 nominees listed below as Directors, unless authority so to vote is withheld. Each nominee is currently a member of the Board of Directors, except for Luther C. Boliek, H. Ray Davis, Paul S. Goldsmith and Robert H. Yeargin, who are former directors of The First Savings Bank, FSB which merged with and into Southern National Bank of South Carolina in January 1994. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by unexpected occurrence, it is intended that shares of the Corporation's Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying form of proxy. The election of each nominee requires the affirmative vote of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast.
     The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations and certain other information with respect to such persons are as follows.
                                       3

                       NOMINEES FOR ELECTION AS DIRECTORS
                     FOR THREE-YEAR TERMS EXPIRING IN 1997

                                                                                                    DIRECTOR
                                                       PRINCIPAL OCCUPATION                      OF CORPORATION
                                                          DURING THE PAST                        OR PREDECESSOR
            NAME              AGE                 FIVE YEARS; OTHER DIRECTORSHIPS                BANK SINCE (1)
William N. Geiger, Jr.        59    Chairman of Development Properties, Incorporated; Chairman        1987
                                    of GMK Associates (Real estate development) until 1988
James A. Hardison, Jr.        64    Executive Vice President of Southern National Bank of North       1984
                                    Carolina; former President of Pee Dee Oil Co.; former
                                    President and Chairman of First National Bank of Anson
                                    County
Charles E. Nichols (2)        66    Of Counsel, Nichols, Caffrey, Hill, Evans & Murrelle,             1984
                                    Attorneys-at-Law
Ted R. Reynolds (2)           61    Senior Partner of Reynolds & Pendergrass, P.A.,                   1989
                                    Attorneys-at-Law
Joseph A. McAleer             44    Chief Executive Officer and Director, Krispy Kreme Doughnut       1993
                                    Corporation since 1992; prior thereto President and Chief
                                    Operating Officer and Director, Krispy Kreme Doughnut
                                    Corporation
Luther C. Boliek              56    Vice Chairman, Southern National Corporation since January        1981
                                    1994; prior thereto President and Chief Executive Officer
                                    and Director, The First Savings Bank, FSB since 1992; prior thereto President, Chief Operating Officer and Director,
                                    The First Savings Bank, FSB
H. Ray Davis                  66    Retired; former Chairman of the Board, The First Savings          1968
                                    Bank, FSB
Paul S. Goldsmith             60    President, William Goldsmith Company, Inc. (Insurance)            1970

                       NOMINEES FOR ELECTION AS DIRECTORS
                      FOR TWO-YEAR TERMS EXPIRING IN 1996

                                                                                                    DIRECTOR
                                                       PRINCIPAL OCCUPATION                      OF CORPORATION
                                                          DURING THE PAST                        OR PREDECESSOR
            NAME              AGE                 FIVE YEARS; OTHER DIRECTORSHIPS                BANK SINCE (1)
T. H. Yancey                  68    Secretary and Treasurer, Yancey Motors, Inc.                      1991
Robert H. Yeargin             67    Chairman and CEO, Yeargin Properties, Inc. (Construction)         1968

                              CONTINUING DIRECTORS

                                                                                                    DIRECTOR
                                                       PRINCIPAL OCCUPATION                      OF CORPORATION
                                                          DURING THE PAST                        OR PREDECESSOR
            NAME              AGE                 FIVE YEARS; OTHER DIRECTORSHIPS                BANK SINCE (1)
TERMS EXPIRING IN 1996
William F. Black              63    Retired; former Executive Vice President of Southern              1984
                                    National Bank of North Carolina; former President and
                                    Treasurer of Community Bank of Carolina
Dickson McLean, Jr. (2)(4)    66    President of McLean, Stacy, Henry, McLean, Slaughter &            1956
                                    Ramsaur, P.A., Attorneys-at-Law
C. Edward Pleasants (3)       53    President, Chief Executive Officer and Director, Pleasants        1993
                                    Hardware Company
Nido R. Qubein (4)            45    Chief Executive Officer of Creative Services, Inc.                1990
                                    (International management consulting)
A. Bruce Williams             66    Retired; former President, Chief Administrative and               1977
                                    Operating Officer of Southern National Bank of North
                                    Carolina; former Executive Vice President of the
                                    Corporation; former Vice President of Southern National
                                    Bank of South Carolina
A. Tab Williams, Jr.          66    Chairman and Chief Executive Officer of A. T. Williams Oil        1982
                                    Company
Edward M. Williams (4)        70    President of W.S.W. Company and Sanford Notions, Inc.             1965
                                    (Textiles)
TERMS EXPIRING IN 1995
L. Glenn Orr, Jr.             53    Chairman, Chief Executive Officer, and President of the           1982
                                    Corporation; Chairman and Chief Executive Officer of
                                    Southern National Bank of North Carolina; Chairman of
                                    Southern National Bank of South Carolina
Gary E. Carlton               53    President and Chief Operating Officer of Southern National        1986
                                    Bank of North Carolina; Executive Vice President of the
                                    Corporation; Vice Chairman of Southern National Bank of
                                    South Carolina
Ronald E. Deal (4)            50    Chairman of Wesley Hall; Investor; President of Highland          1986
                                    House Furniture Company until 1988
Lloyd Vincent Hackley (3)     53    Chancellor; Professor of Political Science, Fayetteville          1992
                                    State University; Vice President for Student and Special
                                    Programs, University of North Carolina
Donald C. Hiscott (3)         61    President and Chief Executive Officer of SGH Healthcare           1987
                                    Corporation
Richard Janeway, M.D. (4)     61    Executive Vice President for Health Affairs and Executive         1989
                                    Dean; Professor of Neurology and Research Associate in
                                    Radiology, Bowman Gray School of Medicine, Wake Forest
                                    University
Albert O. McCauley (3)        53    Secretary and Treasurer, Quick Stop Food Marts, Inc.              1993

(1) On January 1, 1969, the Board of Directors of SNB North Carolina became the Board of Directors of the Corporation pursuant to a Plan of Reorganization in which the Corporation acquired SNB North Carolina.
(2) Member of a law firm which performed legal work for the Corporation or its subsidiaries during 1993. Fees in the amount of $56,093.00 were paid to the firm of Mclean, Stacy, Henry, McLean, Slaughter & Ramsaur, P.A., fees in the amount of $182,009.94 were paid to the firm of Reynolds & Pendergrass, P.A. and fees in the amount of $49,212.38 were paid to the firm of Nichols, Caffrey, Hill, Evans & Murrelle for legal services during 1993. Fees for legal services were also paid by the Corporation or its subsidiaries to the law firm of Young, Clement, Rivers & Tisdale in the sum of $22,764.07 during 1993. J. Rutledge Young, Jr., a senior partner in that firm, is a Director of SNB South Carolina.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee and the Nominating Committee.
                                       5

     The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. The members of the Compensation Committee also serve as members of the Nominating Committee.
     The Audit Committee recommends engaging and discharging the independent auditors; directs and supervises special investigations; reviews with the independent auditors the plan and result of the auditing engagement; reviews the scope and result of the Corporation's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; and reviews the adequacy of the Corporation's system of internal accounting controls.
     The Nominating Committee recommends to the Board of Directors nominees for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election. The Nominating Committee will consider written nominations of candidates for election to the Board of Directors submitted by shareholders to the Secretary of the Corporation that are accompanied by biographical material, qualifications and consent of nominees. Nominations of such candidates must be received not later than 60 days prior to one year after the date of the immediately preceding Annual Meeting of Shareholders, along with such information as is disclosed in the proxy materials concerning all nominees for Director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as Directors at the next annual meeting.
     The Compensation Committee recommends to the Board of Directors remuneration arrangements for senior management and Directors and adoption and administration of compensation plans in which Officers and Directors are eligible to participate.
     All members attended at least 75% of the Board of Directors meetings and assigned committee meetings during 1993. The Board of Directors held ten meetings during the year (seven regular meetings and three special meetings); its Nominating Committee held one meeting; its Audit Committee held six meetings; and its Compensation Committee held seven meetings. Directors receive an annual retainer fee of $7,500, Board meeting fees of $600 per regular meeting attended and $1,000 per special meeting attended and a committee meeting fee of $600 per meeting attended. Employee Directors do not receive Director fees. The Chairman of the Audit Committee, in lieu of the above Audit Committee fee, received $6,000 for 1993 as compensation for his continuous responsibility and consultation. All non-employee Directors elected prior to June 30, 1991 (Black, Deal, Geiger, Hiscott, Janeway, McLean, Nichols, Reynolds, A. T. Williams, Jr.,
E. M. Williams and T. H. Yancey), have executed Consulting Agreements with the Corporation to provide consulting services for a period of ten years following their retirement. Directors beginning such service during 1994, 1995, 1996, or 1997, shall receive $13,200 per year. Directors beginning such service after 1997 shall receive a sum equal to the annual retainer paid to the Corporation's directors in effect at the time they begin such service. The Consultants have agreed not to serve as directors of, or advisers to businesses which compete with the Corporation during the time they serve as consultants to the Corporation.
                                       6

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
     The following table presents information relating to total compensation during the fiscal year ended December 31, 1993 of the Chief Executive Officer and the four next most highly compensated executive officers (the Named Executives):
                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                                 AWARDS           PAYOUTS
                                           ANNUAL COMPENSATION                 SECURITIES          LTIP
        NAME AND                                          OTHER ANNUAL        OPTIONS/SARS        PAYOUTS       ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY    BONUS (1)   COMPENSATION (2)   (NO. OF SHARES) (3)   ($)(4)(5)   COMPENSATION (6)
L. Glenn Orr, Jr.         1993   $444,184   $217,700         --                   22,459         $ 216,500       $ 74,822
 Chairman & Chief         1992    427,100    224,200         --                   25,498             --            67,953
 Executive Officer (7)    1991    408,400     98,500         --                   29,134             --
Gary E. Carlton           1993    211,900     74,200         --                    8,571            73,000         38,199
 Executive Vice           1992    203,700     76,400         --                    9,728             --            69,942
 President (7)            1991    186,800     45,600         --                   11,116             --
John R. Spruill           1993    186,576     65,300         --                   18,867            65,000         47,460
 Executive Vice           1992    179,400     67,300         --                    8,568             --            19,813
 President & Chief        1991    167,500     41,900         --                    9,790             --
 Financial Officer
Michael W. Sperry         1993    181,100     63,400         --                   18,314            62,100         14,100
 Executive Vice           1992    174,100     65,300         --                    8,315             --            56,838
 President                1991    160,000     38,200         --                    9,501             --
James F. Byrne            1993    173,700     60,800         --                    9,026            60,300         22,142
 Executive Vice           1992    167,000     62,600         --                    7,976             --            21,948
 President                1991    153,375     38,300         --                    9,042             --

(1) Includes payment under the Short-Term Incentive Plan made in 1994 for service in 1993. Twenty-eight officers, including the five executives listed above, received payouts in 1994 under the Short-Term Incentive Plan totalling $1,249,875 for service in 1993. No non-executive Director participates in or receives payouts under the Short-Term Incentive Plan in 1994. The Executive Group, consisting of eleven executives, including the five executives listed above, received payouts in 1994 under the Short-Term Incentive Plan totalling $710,400 for service in 1993. Benefits or amounts for service in 1994 cannot be determined at this time. Under the Corporation's Capital Appreciation Plan, Byrne deferred 100% of his bonus which was payable in 1994 for performance in 1993.
(2) None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus for 1993. Amounts of Other Annual Compensation are not required for 1991 and will be phased in over the next fiscal year.
(3) Options referred to in this table were granted on December 19, 1991, December 17, 1992 and December 16, 1993. The option agreement for each of these options contains an exercise schedule under which 25% of the option granted becomes exercisable each year such that at the end of the 4th year following date of grant, the option becomes fully exercisable. Options granted in 1991 and 1992 are non-qualified stock options. Options granted in 1993 are incentive stock options granted in a single grant to each named executive officer. No restricted stock awards were made to the Named Executives in 1993, 1992, or 1991.
(4) Under the Corporation's Capital Appreciation Plan, Byrne deferred 100% of his LTIP award payable in 1994 under the Long-Term Cash Incentive Plan for the performance period 1991-1993.
(5) Seven members of the Executive Group consisting of eleven executives, including the five executives listed above, received payouts in 1993 under the 1991-1993 Long-Term Cash Incentive Plan totalling $572,900. No non-executive Director or non-executive officer employee received payouts under the 1991-1993 Long-Term Cash Incentive Plan.
(6) Components of 1993 All Other Compensation consist of the following:
    Corporate contributions made in 1993 under the Corporation's 401(k) ESOP and amounts accrued but not contributed under the Corporation's ESOP Excess Plan which allows payment of benefits otherwise entitled under the 401(k) ESOP except for limitations imposed by the Internal Revenue Code, in the amount of $8,994 Orr; $8,994 Carlton; $8,994 Spruill; $8,994 Sperry; and $8,994
    Byrne. Amounts accrued under and interest earned on
                                       7
    deferred compensation in 1993 in excess of 120% of the long-term applicable federal rate in the amounts of $37,334 Orr; $0 Carlton; $0 Spruill; $2,327 Sperry; and $9,856 Byrne. Includes actuarial equivalent of benefit to employee from payment of annual premiums by the Corporation in 1993 under a split dollar life insurance program in the amounts of $27,030 Orr; $13,265 Carlton; $3,961 Spruill; $2,779 Sperry; and $3,292 Byrne. Includes term life insurance premiums paid by the Corporation in 1993 in the amount of $1,464 Orr. Includes relocation expenses paid by the Corporation in 1993 in the amounts of $7,636 to Carlton and $34,505 to Spruill. Amounts of All Other Compensation are not required for 1991 and will be phased in over the next fiscal year.
(7) Effective June 30, 1991, separate payment to employee Directors for service as a Director was terminated and base salaries for Orr and Carlton were increased in 1991 to offset this loss of income.
     The following table shows all grants of options to each of the Named Executives in 1993.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                                                                   APPRECIATION FOR
INDIVIDUAL GRANTS                                                                                    OPTION TERM
                                                         % OF TOTAL
                                                          OPTIONS
                                                         GRANTED TO
                                            OPTION       EMPLOYEES
                                            GRANTS       IN FISCAL     EXERCISE    EXPIRATION
NAME                                     (SHARES) (1)    YEAR 1993      PRICE         DATE          5%         10%
L. Glenn Orr, Jr......................      22,459          9.93%       $19.77     12-15-2003    $279,729    $705,983
Gary E. Carlton.......................       8,571          3.30         19.77     12-15-2003     106,753     269,423
John R. Spruill.......................      18,867          7.35         19.77     12-15-2003     234,990     593,071
Michael W. Sperry.....................      18,314          7.13         19.77     12-15-2003     228,103     575,688
James F. Byrne........................       7,026          2.73         19.77     12-15-2003      87,510     220,857

(1) Each option is an incentive stock option. Each option agreement vests or becomes exercisable with respect to 25% of the shares subject to the option one year from date of grant (12/16/93) and an additional 25% becomes exercisable each additional year thereafter. No options have been granted which include stock appreciation rights (SARs).
     The following table provides information concerning stock options exercised by each of the Named Executives in 1993, and the value of options held by each at December 31, 1993.
                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                   SHARES                      NUMBER OF UNEXERCISED                IN-THE-MONEY
                                 ACQUIRED ON     VALUE       OPTIONS AT FY-END (SHARES)        OPTIONS AT FY-END (1)
NAME                              EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
L. Glenn Orr, Jr..............          --           --        49,157          65,555        $ 382,481       $ 227,314
Gary E. Carlton...............          --           --        19,049          25,111          148,938          87,731
John R. Spruill...............          --           --        17,143          33,557          134,923          78,211
Michael W. Sperry.............          --           --        16,619          32,564          130,761          75,843
James F. Byrne................          --           --        15,799          20,624          124,157          72,489

(1) The closing price on December 31, 1993 for Corporation Common Stock was $19.75 and is used in calculating the value of unexercised options.
                                       8

     The following table describes target performance awards planned in 1993 to be made to the Named Executives in 1996 under the Long-Term Cash Incentive Plan. Actual payment is dependent upon performance achieved in 1993 to 1995.
                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
                     1993-95 LONG-TERM CASH INCENTIVE PLAN

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                                                    NON-STOCK PRICE BASED PLANS (1)
                                                                   1993-95        THRESHOLD     TARGET       MAXIMUM
NAME                                                            AVERAGE SALARY    AWARD (2)    AWARD (2)    AWARD (2)
L. Glenn Orr, Jr.............................................      $462,188        $40,441     $ 161,766    $ 242,649
Gary E. Carlton..............................................       220,489         13,781        55,122       82,683
John R. Spruill..............................................       194,138         12,134        48,535       72,802
Michael W. Sperry............................................       188,441         11,778        47,110       70,665
James F. Byrne...............................................       180,740         11,296        45,185       67,778

(1) The Corporation has a Long-Term Cash Incentive Plan that provides for payments of cash awards to certain key employees of the Corporation and its subsidiaries who contribute to the success of the Corporation based upon the achievement over a three-year period of performance goals identified in the plan. Performance under the Long-Term Cash Incentive Plan is based upon growth in earnings per share as compared to an earnings per share target and return on average equity as compared to identified industry standards. Payment under the 1993-1995 Long-Term Cash Incentive Plan will be made in 1996 and will be reported in the Summary Compensation Table.
(2) The cash awards payable are based on a percentage of the employees' average salaries over the three-year performance period. Accordingly, the awards identified will change to the extent the actual average compensation differs from the projected average compensation.
RETIREMENT PLANS
     The Corporation has a defined benefit retirement plan, the Southern National Retirement Plan (the Retirement Plan), for its employees. All employees of the Corporation and its subsidiaries are eligible to participate under the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. An employee's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.1% of the first $6,600 of the participant's average compensation, plus 1.5% of the participant's average compensation in excess of $6,600, times the number of years of service completed with the Corporation and its subsidiaries. A participant's average compensation is his average annual compensation including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years that produce the highest average.
     The following table shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a 10 year certain and life annuity and are not subject to offsets based upon social security amounts or other amounts. As of December 31, 1993, for purposes of computing benefits under the Retirement Plan, age and years of service of the Named Executives are as follows: age 53 and 21 years for Mr. Orr; age 53 and 15 years for Mr. Carlton; age 51 and five years for Mr. Spruill; age 49 and four years for Mr. Sperry; and age 62 and 31 years for Mr. Byrne.
                                       9

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                    BASED ON YEARS OF CREDITED SERVICE(1)(2)

       AVERAGE COMPENSATION
     FOR 5 CONSECUTIVE YEARS
     OF HIGHEST COMPENSATION         10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS    40 YEARS
 $100,000.........................   $ 14,736    $ 22,104    $ 29,472    $ 36,840    $ 44,208    $ 51,576    $ 58,944
  150,000.........................     22,236      33,354      44,472      55,590      66,708      77,826      88,944
  200,000.........................     29,736      44,604      59,472      74,340      89,208     104,076     118,944
  250,000.........................     37,236      55,854      74,472      93,090     111,708     130,326     148,944
  300,000.........................     44,736      67,104      89,472     111,840     134,208     156,576     178,944
  350,000.........................     52,236      78,354     104,472     130,590     156,708     182,826     208,944
  400,000.........................     59,736      89,604     119,472     149,340     179,208     209,076     238,944
  450,000.........................     67,236     100,854     134,472     168,090     201,708     235,326     268,944
  500,000.........................     74,736     112,104     149,472     186,840     224,208     261,576     298,944
  550,000.........................     82,236     123,354     164,472     205,590     246,708     287,826     328,944
  600,000.........................     89,736     134,604     179,472     224,340     269,208     314,076     358,944
  650,000.........................     97,236     145,854     194,472     243,090     291,708     340,326     388,944
  700,000.........................    104,736     157,104     209,472     261,840     314,208     366,576     418,944
  750,000.........................    112,236     168,354     224,472     280,590     336,708     392,826     448,944
  800,000.........................    119,736     179,604     239,472     299,340     359,208     419,076     478,944

(1) The amounts shown exceed statutory benefit limits and compensation caps under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan, it will be earned under the Corporation's Supplemental Executive Retirement Plan.
(2) If employment date is on or after January 1, 1979, basic benefit is lifetime annuity. If employment date is prior to January 1, 1979, basic benefit is 120 months certain and thereafter for participant's lifetime.
EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS
     Mr. Orr has a contract providing for employment with the Corporation and SNB North Carolina until age 65 with a minimum base salary of $347,000 per year, subject to adjustments with respect to average changes in salaries of the highest paid Officers of the Corporation. In the event that SNB North Carolina or the Corporation is acquired such that SNB North Carolina or the Corporation is not the surviving entity, Mr. Orr may, at his option, terminate the contract and receive a severance payment totalling three (3) times his then current annual salary.
     Mr. Carlton has a contract providing for employment with the Corporation and SNB North Carolina until age 65 with a minimum base salary of $220,000 per year, subject to adjustments as approved annually by the Board of Directors. The contract contains a covenant not to compete in the business of banking, lending or financial services for a period of five years if he terminates his employment.
     Mr. Spruill, Executive Vice President and Chief Financial Officer of the Corporation, has a contract for employment with the Corporation, SNB North Carolina and SNB South Carolina. The contract has a continuing term of five years (extended daily, but not beyond May, 2007), with a minimum base salary of $140,000 per year subject to adjustments as approved annually by the Board of Directors. Either party may by written notice fix the term of five years. Mr. Spruill's contract also contains a covenant not to compete in the business of banking, lending or financial services for two years if he terminates his employment prior to the end of his initial term or any subsequent five-year term of employment.
     Mr. Sperry, Executive Vice President and Chief Credit Officer of the Corporation, has a change in control agreement with the Corporation. Under the contract, if a change in control (as defined under the contract) of the Corporation occurs, a three-year term of employment commences after the date of the change in control with Mr. Sperry's base salary as then in effect continuing with normal salary increases. If Mr. Sperry is terminated without just cause or voluntarily terminates after a demotion within three years after a change in control, Mr. Sperry shall receive a severance payment equal to three times the sum of his base salary and average bonuses and incentive amounts paid or payable to Mr. Sperry during the thirty-six (36) month period prior to his termination of employment and Mr. Sperry shall receive any vested benefits under the Corporation's qualified and non-qualified employee benefit plans, stock option plans, deferred compensation arrangements, and
                                       10
life insurance based plans. If a payment under the contract would result in a parachute payment under the Internal Revenue Code, then the payment amount will be reduced to a level one dollar ($1) under the level that constitutes a parachute payment. The payment is not reduced by amounts earned by Mr. Sperry from other employment following termination by the Corporation.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee's report on executive compensation of the Board of Directors of the Corporation is set forth below. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the basis on which 1993 compensation determinations were made by the Committee with respect to the executive officers of the Corporation, including the executive officers that are named in the compensation tables (the Named Executives). The report also includes the factors and criteria for compensation of the Chairman and Chief Executive Officer of the Corporation which are separately set forth below. See Discussion of Compensation for the Chairman and Chief Executive Officer below.
     COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS. Components of the Corporation's present compensation program were designed in 1990. An outside consultant was engaged and prepared an executive compensation program design. The consultant compared the financial performance of the Corporation to that of an industry peer group of southeastern banks for the period 1987 to 1989. The study indicated that for this period, the Corporation's average return on equity approximated the peer group's median, return on average assets was somewhat below its peer group at .86%, and its earnings per share growth was in the top quarter of its peers. Total compensation of executives in 1990 for the Chief Executive Officer and other executive officers was at or below the 25th percentile of the peer group. The study indicated the need to implement an option program to be competitive with the peer group and link cash incentives to performance measures based on earnings per share, return on assets and return on equity. Of the peer group, 100% had a long term incentive plan, 80% had a non-qualified stock option plan, and 93% had an incentive stock option plan. The study recommended stock incentives to motivate executives to align themselves with shareholders. As set forth below, these recommendations have been adopted by the Corporation and form the basis of its compensation philosophy.
     It is the philosophy of the Corporation to ensure that executive compensation be directly linked to continuous improvements in corporate performance which lead to increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions.
(bullet)Provide a competitive total compensation package that enables the
      Corporation to attract and retain key executives.
(bullet)Integrate bonus programs with the Corporation's annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.
(bullet)Provide variable compensation opportunities through bonus programs that align executive remuneration with corporate performance that will serve the interests of the Corporation's shareholders.
     COMPENSATION PROGRAM COMPONENTS. Each year the Committee reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.
     BASE SALARY -- Base pay levels are largely determined through comparisons with corporations of similar size and complexity as the Corporation. As noted above, base salaries were carefully evaluated in 1990 through use of a peer group study. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary. A top five executive compensation review by a consulting firm was commissioned by the Compensation Committee which compared 1992 compensation of the Named Executives to an industry peer group of 14 southeastern banks. The study was commissioned by the Committee in 1992 to respond to the Securities and Exchange Commission's new requirements concerning executive compensation and was designed not only
                                       11
to assist the Committee in setting 1993 compensation but also to support the Committee's review of compensation decisions made for 1992. Peer group data were obtained from 1992 proxy statements and increased by 5.8% to update the peer group data. The peer group utilized is the same peer group of bank holding companies utilized on the Performance Graph which is set forth herein. The study indicated that while compensation of Named Executives is consistent with the median salaries paid by the peer group, the Corporation's return on average assets over a three year period has improved against its peers and its growth in earnings per share and net income growth is solidly positioned in the top 25% of its peer group. According to the study, the Corporation's financial performance for the 1990-1992 period was clearly above average and for fiscal 1992, the Corporation was one of the best performing companies in the peer group. The Compensation Committee determined that, based upon the Corporation's performance, the Corporation's compensation strategy should provide for base salaries and target annual incentives that approximate the median for the peer group. A four percent (4%) increase in base salary was recommended by the Compensation Committee in fiscal 1993 for the Named Executives to ensure that base salaries plus bonuses for the Named Executives approximated the median base salary plus bonuses for the peer group. The Board of Directors acted in accordance with this recommendation. These increases represent modest merit increases in base salary for each of the Named Executives. An early 1994 review of 1993 compensation levels indicates that 1993 base salary and annual bonus (under the Short-Term Incentive Plan described below) paid to the Chief Executive Officer and the other Named Executives approximates the 1992 peer group median base salary and annual bonus for like executives.
     SHORT-TERM INCENTIVE PLAN -- The Corporation's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings per share and return on assets goals. Each of these components is given equal weight in the formula to calculate awards. The objective of this plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. In particular, the plan aims to focus corporate behavior on consistent and steady earnings growth. Targeted awards for executive officers of the Corporation are consistent with targeted awards of peer group companies of similar size and complexity to the Corporation which are reflected on the Performance Graph. Actual awards are subject to decrease or increase on the basis of the Corporation's performance. Historically, the earnings per share Target goal is set at the Corporation's budgeted earnings. For fiscal year 1993 earnings were budgeted at $1.95 per share, a 12.7% increase over the 1992 earnings per share originally reported of $1.73 per share. Originally reported actual earnings for 1993 were $2.03 per share or 17.3% over originally reported earnings per share for 1992. If budgeted earnings are achieved, a full payout of bonuses is made. The payout ratio decreases to 25% of full payment based on an incremental decrease in the earnings per share and return on assets from the Target goal set for earnings per share and return on assets down to a minimum or threshold level. Conversely, the payout ratio increases based on an incremental increase in the earnings per share and return on assets above the Target goal set for earnings per share and return on assets up to a Superior level. The Corporation achieved the Plan's financial performance objectives for the last three years and awards have been made to the Named Executives during that three-year period as disclosed in the Bonus column of the Summary Compensation Table.
     LONG-TERM CASH INCENTIVE PLAN -- The Board of Directors has adopted a Long-Term Cash Incentive Plan which provides for payments of cash awards to certain key employees of the Corporation and its subsidiaries who contribute to the success of the Corporation based upon the achievement of established performance goals identified in the plan. Performance under the Long-Term Cash Incentive Plan is based upon growth in earnings per share as compared to an earnings per share target and return on average equity as compared to the peer group. Each of these components is given equal weight in the formula to calculate awards. The first payment under the Long-Term Cash Incentive Plan was made in 1994 as a result of the Corporation achieving the Superior goal of $5.11 cumulative earnings per share and achieving results between the Target goal of 14.80% return on common equity and the Superior goal of 16% return on common equity during the performance period 1991-1993. This payment is disclosed in the Long-Term Compensation LTIP Payouts column of the Summary Compensation Table. The next payment under the Long-Term Cash Incentive Plan (based on the performance period 1992-1994) will be made in 1995 if target performance goals are achieved. Performance through the first two year period of this plan is at the Superior goal performance level established under the plan. Planned awards under the 1993-95 Long-Term Cash Incentive Plan are described in the Long-Term Incentive Plan Awards Table above. Performance through the first year of this plan is at the Superior goal
                                       12
performance level established under the plan. Awards actually made under the 1992-1994 Long-Term Cash Incentive Plan will be dependent upon performance achieved in 1994, the final performance year of the plan.
     CAPITAL ACCUMULATION PLAN FOR ELIGIBLE KEY EMPLOYEES -- The Board of Directors has adopted the Capital Accumulation Plan for Eligible Key Employees of Southern National Corporation, which allows eligible participants to defer a stipulated percentage of any incentive compensation to be earned in the following calendar year. Each year interest will be credited to any amounts deferred during the following calendar year and to any prior accumulations. The interest credited to a participant's account will vary annually, and will generally track market interest rates. The limit for annual deferrals is 100% of a participant's combined awards under the Short-Term Incentive Plan and the Long-Term Incentive Plan, or any prior long-term incentive plan then in effect. The amount deferred must be in 25% increments of a participant's incentive compensation. Benefits under the Capital Accumulation Plan for Eligible Key Employees will be paid upon a participant's early or normal retirement, death, disability, hardship or separation from service. Participants may elect to receive their benefit payments in a lump sum, or in 180 equal monthly payments.
     STOCK OPTION PROGRAM -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Corporation with an opportunity to increase their ownership of Corporation stock, the best interests of shareholders and executives will be closely aligned. Stock options link the executive's rewards directly to shareholder return. The Committee has awarded options both in recognition of past corporate performance (as to Mr. Spruill and Mr. Sperry) and as an incentive for future performance, the intent of option grant being to motivate those receiving grants to increase the value of corporation stock in the future. Options may be granted to key management employees or contributors who have a significant effect on the long term strategic success of the Corporation. Executives are eligible to receive stock options from time to time, giving them the right to purchase shares of Common Stock of the Corporation at a specified price in the future. The number of stock options granted to executive officers is based on competitive practices, including practices of the peer group described in the Performance Graph. While the Committee reviewed the amount and value of options currently held by executives, the Committee has not established a target ownership level for equity holdings by executives and prior grants and the number of outstanding options is not presently factored into the grant formula. Target ownership levels for equity holdings by executives may be studied by the Committee in 1994 and considered in conjunction with future grants of stock options. Options were granted in 1993 based upon a formula. For Mr. Spruill and Mr. Sperry, options were granted equal to the product of two (2) times base salary divided by the option price of $19.77 as a one-time award in recognition of improved credit quality and improvements in operating efficiency. For the other Named Executives and executive officer group, options were granted equal to the product of 80% of salary divided by the option price of $19.77; the Corporation's Secretary received options equal to the product of 50% of salary divided by the option price of $19.77. Additional information on options is set forth in the Option Grants Table and the Fiscal Year End Option Value Table above.
     DISCUSSION OF 1993 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER. In considering the compensation for the Chairman and Chief Executive Officer for fiscal year 1993, the Committee reviewed his existing compensation arrangements and both corporate and individual performance. The employment agreement between the Corporation and Mr. Orr was structured to provide him with a fully competitive base salary and annual incentive opportunity. The Committee has made the following determinations regarding the compensation of Mr. Orr. (bullet)Base salary for Mr. Orr in 1993 increased from the base salary that was paid in 1992 by 4% to ensure that his base salary approximated the median base salary for the peer group.
(bullet)A Long-Term Incentive Plan payout of $216,500 was made in 1994 based on financial performance of the Corporation during the performance period 1991-1993 as a result of the Corporation achieving the Superior goal of $5.11 cumulative earnings per share, and achieving results between the Target goal of 14.80% return on common equity and the Superior goal of 16% return on common equity during the performance period 1991-1993.
(bullet)An incentive award (bonus) was paid in 1994 for fiscal 1993 performance under the Short Term Incentive Plan in the amount of $217,700 based on the Corporation's achieving earnings per share of $2.03, on a fully-diluted basis (which fell between the Target goal and the Superior goal, resulting in a payout
                                       13
      of 130% of target), and a return on assets of 1.35% which exceeded the Superior goal set under the plan.
(bullet)The study conducted by a consulting firm at the request of the Committee in 1992 indicates Mr. Orr's combined base salary and bonus for 1993 approximates peer company medians of combined base salary and bonus paid to Chief Executive Officers of its peer group in 1992. This combined amount is consistent with the Committee's targeted range of compensation for Mr. Orr and is based upon the Corporation's performance in that 33% of Mr. Orr's combined salary and bonus amount paid for service in 1993 was based upon the Corporation exceeding the Target goal under the Short-Term Incentive Plan of earnings per share of $2.03 on a fully-diluted basis in 1993. The Committee determined that Mr. Orr's base salary should be maintained at a competitive level relative to its peer group. The peer group utilized in this study is the same peer group utilized in the Performance Graph set forth herein.
(bullet)Stock options for shares of Corporation stock were awarded under the
      Corporation's stock option program to Mr. Orr. The Committee's award was based on a formula. The options granted equalled the product of 100% of Mr. Orr's base salary divided by the option price of $19.77 per share. This level of grant is competitive with the grants to CEO's in the peer group. (See the Option Grants in Last Fiscal Year Table above.)
     SUMMARY. The Corporation's executive compensation programs are based on financial performance. For fiscal 1993, the Committee's decisions took into consideration the fact that the Corporation's financial performance, as measured by earnings per share, was 17% above the earnings per share originally reported for fiscal year 1992. The Committee also notes that the closing price of the Corporation's Common Stock has increased from $13.875 on December 31, 1991 to $19.75 on December 31, 1993, a 42.3% increase.
     After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation is competitive with the compensation programs provided by other corporations with which the Corporation competes. This position was confirmed in a study conducted by outside consultants which noted the Corporation's 1992 levels of incentive compensation support the Corporation's pay-for-performance philosophy under which incentive pay is based on obtaining budgeted increases in earnings over earnings achieved in the prior year. The Committee also referred to a study conducted by another consulting firm, which determined that the budget process was reasonable and prudent. The Committee noted that the goals established under the Short-Term Incentive Plan are reasonable and dictate significant increases in 1994 performance over 1993 performance. The same reasoning was applied by the Committee in 1992 in setting the goals under the Short-Term Incentive Plan bonus earned in 1993 and paid in 1994, which is reflected in the Summary Compensation Table. The Committee believes that any amounts paid under the Short-Term Incentive Plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the annual financial and operational results of the Corporation. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns that are generated on the behalf of the Corporation's shareholders.
     Currently, all compensation paid by the Corporation to its executives is deductible. Approval of the Long-Term Incentive Plan and Short-Term Incentive Plan by shareholders (see Proposals 3 and 4) will ensure deductibility of compensation paid under such plans as performance based compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended.
                             COMPENSATION COMMITTEE
                       Richard Janeway, M.D. -- Chairman
                        Nido R. Qubein -- Vice-Chairman
                              Dickson McLean, Jr.
                                 Ronald E. Deal
                                 E. M. Williams
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Nido R. Qubein, a Director of the Corporation and a member of the Compensation Committee, is owner of Creative Services, Inc., an international management consulting firm. SNB North Carolina has entered into
                                       14
a consulting services contract with Creative Services, Inc. under which Creative Services, Inc. is advising management of the Corporation by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $183,110 under this contract in 1993. Management believes this contract is on terms as favorable as could have been obtained from others.
     Dickson McLean, Jr., a Director of the Corporation and a member of the Compensation Committee, is President of McLean, Stacy, Henry, McLean, Slaughter & Ramsaur, P.A., Attorneys-at-Law. The firm is under retainer to provide legal services to the Corporation and its subsidiaries. The firm was paid the sum of $56,093 in 1993. Management believes these services were provided on terms as favorable as could have been obtained from others.
     Mr. McLean and Mr. Qubein abstain from voting on matters relating to stock options and the Long-Term Cash Incentive Plan and Short-Term Incentive Plan. TRANSACTIONS WITH OFFICERS AND DIRECTORS
     Directors and officers of the Corporation and their associates are customers of and have had transactions with the Corporation's subsidiaries in the ordinary course of business. All outstanding loans and commitments included in such transactions were in the ordinary course of business, made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than normal risk of collectibility or present other unfavorable features. All outstanding loans to such officers and Directors and their associates are current as to principal and interest. As of December 31, 1993, loans in excess of $60,000 to Directors, executive officers and their interests totaled approximately $24 million, or approximately 4.8% of the Corporation's consolidated shareholders' equity at such date.
     Elizabeth T. Williams, wife of A. Tab Williams, Jr., a Director of the Corporation and formerly a Director of Forsyth Bank & Trust Co., leased to Forsyth Bank & Trust Co. the land and building used by it as a branch location at Corporation Parkway and Peters Creek Parkway in Winston-Salem, North Carolina, effective November 1, 1979, for a base period of 25 years with renewal options. The initial monthly rent under the lease is $3,680 with increases based on the Consumer Price Index at the end of the seventh year and each five years thereafter. SNB North Carolina assumed this lease upon its merger with Forsyth Bank & Trust Co. The current rent is $4,737 per month. Management believes that the lease terms are as favorable as could have been obtained from other sources.
     Ted R. Reynolds, a Director of the Corporation, is a 90% owner of Raleigh Place Associates, a North Carolina General Partnership that entered into a 15 year lease with SNB North Carolina, whereby the bank leases office space for one of its Raleigh bank branches located at 316 West Edenton Street, Raleigh, North Carolina. The lease has renewal options. For fiscal year 1993, 12 lease payments of $4,798 each month were paid to Raleigh Place Associates for a total of $57,576. In addition to lease payments, SNB North Carolina is obligated to share certain lease pass-through expenses of the building for operating expenses. In 1993, the bank paid approximately $19,000 to Raleigh Place Associates, which sum represented its share of operating expenses for calendar year 1993. Management believes this lease contract is on terms that are as favorable as could have been obtained from other sources.
     See Compensation Committee Interlocks and Insider Participation above. COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, file with the Securities and Exchange commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms that they file.
     To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended
                                       15

December 31, 1993, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met. PERFORMANCE GRAPH
     Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of Corporation Common Stock, the S&P 500 Index, and an industry peer group index of 14 southeastern banks. The graph assumes $100 invested on December 31, 1988 in Corporation Common Stock and each of the indices.
     The bank holding companies in the peer group index are BB&T Financial Corporation, CCB Financial Corporation, South Trust Corporation, AmSouth Bancorporation, Central Fidelity Banks, Inc., First Alabama Bancshares, Inc., First Virginia Banks, Inc., Compass Bancshares, Inc. (formerly Central Bancshares of the South, Inc.), Mercantile Bancshares Corporation, Bank South Corp., Synovus Financial Corp., Centura Banks, Inc., Baltimore Bancorp., Inc. and United Carolina Bancshares Corporation.
          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
                    AMONG SNC, S&P 500 INDEX AND PEER GROUP
                 (Performance Graph appears here--see appendix)
[CAPTION]

                      1988     1989     1990     1991     1992     1993
Southern National     $100     $108     $ 83     $120     $175     $182
Peer Group Index       100      118      100      163      221      233
S&P 500                100      132      127      166      179      197

            PROPOSAL 2: APPROVAL OF THE OMNIBUS STOCK INCENTIVE PLAN
     The Board of Directors proposes that the shareholders approve the Southern National Corporation Omnibus Stock Incentive Plan (the Stock Plan), adopted by the Board of Directors on February 17, 1994, subject to the approval of the Corporation's shareholders. The approval of the Stock Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.
     For several years the Corporation has provided stock-based compensation opportunities to executives and key employees under the Corporation's Nonqualified Stock Option Plan (the Nonqualified Plan) and Incentive Stock Option Plan (the ISO Plan). The Board of Directors believes that the Nonqualified Plan and the ISO Plan have served their purpose of promoting a greater identity of interests between participants and shareholders and that similar opportunities should be continued under the Stock Plan. However, the number of shares available for issuance under the existing plans will likely be depleted within the next year. If the shareholders approve the Stock Plan, additional awards may, but are not required to, be made under the Nonqualified Plan and the ISO Plan, until there are no remaining authorized shares under these plans.
     The Stock Plan is intended to provide the Compensation Committee of the Board of Directors maximum flexibility to meet the evolving needs of the Corporation in providing stock-based compensation to its key executives over the next ten years, in order to align more closely the interests of corporate management with those of shareholders. The Stock Plan may be used to grant stock options and stock appreciation rights, and to award restricted stock and performance shares. The Stock Plan may also be used to grant stock options in conjunction with future mergers. The Stock Plan therefore eliminates the need and expense of registering additional shares of Common Stock each time the Corporation engages in a merger transaction, for example the approximately 571,049 shares that have been registered as a result of the Corporation's recent mergers.
     The following paragraphs summarize the principal features of the Stock Plan. This summary is subject, in all respects, to the terms of the Stock Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Stock Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Robert K. Borbet, Vice President, Compensation and Benefits Administrator, Southern National Bank of North Carolina, 500 North Chestnut Street, Lumberton, North Carolina 28358,
(910) 671-2224.
SUMMARY OF THE STOCK PLAN
     The Board of Directors believes that the Stock Plan will benefit the Corporation by (i) assisting it in recruiting and retaining employees with ability and initiative, (ii) providing greater incentive for employees of the Corporation or its related entities and (iii) associating the interests of employees with those of the Corporation, its related entities, and its shareholders through opportunities for increased stock ownership. A maximum of 4,000,000 shares of Common Stock may be issued under the Stock Plan, subject to a 3% replenishment percentage. However, in no event shall the number of shares authorized for issuance under the Stock Plan exceed 10% of authorized and outstanding Common Stock as of the time of any replenishment adjustment.
     The Compensation Committee of the Board of Directors will administer the Stock Plan. The Compensation Committee may delegate its authority to administer the Stock Plan to one or more officers of the Corporation. The Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 ( Section
16). As used in this summary, the term Administrator means the Compensation Committee and any delegate, as appropriate.
     Each employee of the Corporation or a related entity is eligible to participate in the Stock Plan. Certain non-employees are eligible to participate in the Stock Plan in conjunction with merger and acquisition transactions. The Administrator will select the individuals who will participate in the Stock Plan (Participants) but no person may participate in the Stock Plan while he is a member of the Compensation Committee. The Administrator may, from time to time, grant stock options, stock appreciation rights (SARs), stock awards, or
                                       17
performance shares to Participants. Although the Stock Plan allows several different kinds of awards, the Compensation Committee intends to continue its past practice of providing stock-based compensation opportunities in the form of stock options on substantially the same basis as under the Nonqualified Plan and the ISO Plan.
     Options granted under the Stock Plan may be incentive stock options ( ISOs) or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Corporation at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% of the shares' fair market value on the date of grant in the case of ISOs, and not less than 85% of the shares' fair market value on the date of grant in the case of nonqualified stock options. The Corporation's existing Nonqualified Plan also permits the option price of nonqualified stock options to be not less than 85% of the shares' fair market value on the date of grant. However, in the past no nonqualified stock options have been granted for less than 100% of the shares' fair market value on the date of grant, and although available as an option, the Corporation does not anticipate that this practice will change in the future. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock.
     SARs entitle the Participant to receive the lesser of (i) the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR or (ii) the initial value. The initial value of the SAR is determined by the Administrator at the time of the grant but cannot be less than the fair market value of a share of Common Stock on the date of grant. The amount payable upon the exercise of an SAR may be paid in cash, Common Stock, or a combination of the two.
     SARs may be granted in relation to option grants (Corresponding SARs) or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.
     Participants may be awarded shares of Common Stock pursuant to a restricted stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a restricted stock award shall be nontransferable or forfeitable, or both, unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that the Corporation, a related entity, or the Participant achieve stated objectives. It is anticipated that the vesting period of a restricted stock award will be no less than three years, or no less than one year in the case of performance-based restricted stock awards.
     The Stock Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a targeted number of shares of Common Stock if certain performance standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. The performance share requirements may include, for example, a requirement that the Participant continue employment with the Corporation or a related entity for a specified period or that Corporation, a related entity, or the Participant achieve stated objectives. A performance share award will be earned based on the performance share value during each of the five valuation periods (calendar years) following the date of the award. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock or by a combination of the two.
     All awards made under the Stock Plan will be evidenced by written agreements between the Corporation and the Participant. A maximum of 30,000 shares may be granted to a Participant in any calendar year. The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events.
     No option, SAR or stock award may be granted and no performance shares may be awarded under the Stock Plan after February 16, 2004. The Board of Directors may terminate the Stock Plan sooner without further action by shareholders. The Board of Directors also may amend the Stock Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Plan or changes the class of individuals who may be selected to participate in the Stock Plan will become effective until it is approved by shareholders.
                                       18

     Neither the number of individuals who will be selected to participate in the Stock Plan nor the type or size of awards that will be approved by the Administrator can be determined. The Corporation is also unable to determine the number of individuals who would have participated in the Stock Plan or the type or size of awards that would have been made under the Stock Plan had it been in effect in 1993.
FEDERAL INCOME TAX CONSEQUENCES
     The Corporation has been advised by counsel regarding the federal income tax consequences of the Stock Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.
     No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.
     The Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.
     The Participant will recognize income on account of the settlement of a performance share award. The Participant will recognize income equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.
     The employer (either the Corporation or a related entity) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR, the vesting of a stock award, and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE OMNIBUS STOCK INCENTIVE PLAN.
              PROPOSAL 3: APPROVAL OF THE LONG-TERM INCENTIVE PLAN
     The Board of Directors proposes that the shareholders approve the Southern National Corporation Long-Term Incentive Plan (the Long-Term Plan), previously adopted by the Board of Directors on December 20, 1990. The Board of Directors amended the Long-Term Plan on February 17, 1994 in order for it to qualify as performance-based compensation under applicable Internal Revenue Service laws and regulations, subject to the approval of the Corporation's shareholders. The approval of the Long-Term Plan and its amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.
     The Corporation has previously maintained long-term cash incentive plans for specified three year periods, for example the 1993-95 Long-Term Cash Incentive Plan, which were not required to be submitted for shareholder approval. Those plans will remain in effect in accordance with their terms until they terminate. It is proposed that all future long-term incentive awards be made under the Long-Term Plan. The Long-Term Plan is now being submitted for shareholder approval in order that it qualify as performance-based compensation under applicable Internal Revenue Service laws and regulations.
     The Board of Directors believes that the Long-Term Plan will benefit the Corporation by (i) assisting it in recruiting and retaining officers and key employees with ability and initiative, (ii) providing greater incentive
                                       19
for officers and key employees, and (iii) associating the interests of officers and key employees with those of the Corporation and its shareholders through opportunities for increased stock ownership.
     The following paragraphs summarize the more significant features of the Long-Term Plan. This summary is subject, in all respects, to the terms of the Long-Term Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Long-Term Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Robert K. Borbet, Vice President, Compensation and Benefits Administrator, Southern National Bank of North Carolina, 500 North Chestnut Street, Lumberton, North Carolina 28358, (910) 671-2224.
     The Compensation Committee of the Board of Directors will administer the Long-Term Plan. The Compensation Committee will select the employees who will participate in the Long-Term Plan (Participants). Key employees of the Corporation or a related entity are eligible to participate in the Long-Term Plan.
     The Long-Term Plan provides cash awards to key employees who contribute to the success of the Corporation based on the achievement of goals established for a given three-fiscal-year performance period. Awards under the Long-Term Plan will be based on overall corporate performance. Corporate performance under the Long-Term Plan will be based upon growth in earnings per share as compared to an earnings per share target, and return on average equity performance as compared to identified industry standards.
     Each payout of an incentive award will be from the general funds of the Corporation. No special or separate fund will be established or other segregation of assets made to assure payout of any incentive award. The Board of Directors will have the power to amend the Long-Term Plan, or to suspend or terminate the Long-Term Plan in whole or in part.
     Neither the number of individuals who will be selected to participate in the Long-Term Plan nor the size of the incentive payments to be made under the Long-Term Plan can be determined. However, the payments made under the 1991-93 Long-Term Cash Incentive Plan in 1993 are described in Summary Compensation Table under the LTIP Payouts column.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LONG-TERM INCENTIVE PLAN.
             PROPOSAL 4: APPROVAL OF THE SHORT-TERM INCENTIVE PLAN
     The Board of Directors proposes that the shareholders approve the Southern National Corporation Short-Term Incentive Plan (the Short-Term Plan), previously adopted by the Board of Directors on December 20, 1990. The Board of Directors amended the Short-Term Plan on February 17, 1994 in order for it to qualify as performance-based compensation under applicable Internal Revenue Service laws and regulations, subject to the approval of the Corporation's shareholders. The approval of the Short-Term Plan and its amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.
     The Corporation has previously maintained annual short-term cash incentive plans, for example the 1993 Short-Term Incentive Plan, which were not required to be submitted for shareholder approval. It is proposed that all future short-term incentive awards be made under the Short-Term Plan. The Short-Term Plan is now being submitted for shareholder approval in order that it qualify as performance-based compensation under applicable Internal Revenue Service laws and regulations.
     The Board of Directors believes that the Short-Term Plan will benefit the Corporation by (i) assisting it in recruiting and retaining officers and key employees with ability and initiative, (ii) providing greater incentive for officers and key employees, and (iii) associating the interests of officers and key employees with those of the Corporation and its shareholders through opportunities for increased stock ownership.
     The following paragraphs summarize the more significant features of the Short-Term Plan. This summary is subject, in all respects, to the terms of the Short-Term Plan. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Short-Term Plan to each person to whom a copy of
                                       20
this proxy statement is delivered. Requests should be directed to: Mr. Robert K. Borbet, Vice President, Compensation and Benefits Administrator, Southern National Bank of North Carolina, 500 North Chestnut Street, Lumberton, North Carolina 28358, (910) 671-2224.
     The Compensation Committee of the Board of Directors will administer the Short-Term Plan. The Compensation Committee will select the employees who will participate in the Short-Term Plan (Participants). Key executives of the Corporation or a related entity are eligible to participate in the Short-Term Plan.
     The Short-Term Plan provides cash awards to key employees who contribute to the success of the Corporation based on the achievement of short-term goals established for a given fiscal year. Awards are based on corporate performance determined primarily on the attainment of certain earnings per share and return on assets goals. The size of incentive payments under the Short-Term Plan will be determined by establishing target incentive awards expressed as a percentage of base salary. Such percentages may not exceed 35% of base salary and will be established annually by the Compensation Committee. The maximum incentive award for a participant will be equal to 150% of the participant's targeted incentive awards. Actual awards are subject to decrease or increase on the basis of the Corporation's performance. The target earnings per share will be based on the Corporation's budgeted earnings. If budgeted earnings are achieved, a full payout of bonuses is made. The payout ratio decreases to 25% of full payment based on an incremental decrease in the targeted earnings per share and return on assets down to a minimum or threshold level. Conversely, the payout ratio increases based on an incremental increase in the target earnings per share and return on assets up to a superior level.
     Each payout of an incentive award will be from the general funds of the Corporation. No special or separate fund will be established or other segregation of assets made to assure payout of any incentive award. The Board of Directors will have the power to amend the Short-Term Plan, or to suspend or terminate the Short-Term Plan in whole or in part.
     Neither the number of individuals who will be selected to participate in the Short-Term Plan nor the size of the incentive payments to be made under the Short-Term Plan can be determined. However, payments made under the 1993 Short-Term Incentive Plan during 1993 are described in the Summary Compensation Table.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SHORT-TERM INCENTIVE PLAN.
                   PROPOSAL 5: APPROVAL OF AMENDMENTS TO THE
           NONQUALIFIED STOCK OPTION AND INCENTIVE STOCK OPTION PLANS
     The Board of Directors proposes that the shareholders approve amendments to the Southern National Corporation Nonqualified Stock Option Plan (the Nonqualified Plan) and the Southern National Corporation Incentive Stock Option Plan (the ISO Plan) (collectively, the Option Plans) adopted by the Board of Directors on February 17, 1994, subject to the approval of the Corporation's shareholders. The approval of amendments to the ISO Plan and Nonqualified Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and shares held in street name voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting.
     The proposed amendments will give the Compensation Committee the authority to accelerate the four year vesting schedule of nonqualified stock options and incentive stock options under appropriate circumstances, in the event of death, disability or retirement.
     The following paragraphs summarize the principal features of the Option Plans. This summary is subject, in all respects, to the terms of the Option Plans and the proposed amendments. The Corporation will provide promptly, upon request and without charge, a copy of the full text of the Option Plans and the proposed amendments to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Mr. Robert K. Borbet, Vice President, Compensation and Benefits Administrator, Southern National Bank of North Carolina, 500 North Chestnut Street, Lumberton, North Carolina 28358, (910) 671-2224.
                                       21

     The Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects those key employees of the Corporation or its subsidiaries that will be eligible to receive options, and also selects the type of option to be granted, the price of each option, and the specific terms to be included in the option agreement.
     Options granted under the Option Plans have a term of ten years from the date of grant, subject to earlier termination in the event of death, disability or retirement. In addition, all options granted under the Option Plans are subject to a four year vesting schedule, whereby 25% of the number of shares in each option are exercisable on the first anniversary of the date of grant, and each year thereafter.
     The prices at which the shares of the Corporation's common stock may be purchased are determined by the Compensation Committee. However, an incentive stock option may not be granted at an option price of less than 100% of its fair market value on the date of grant, and nonqualified stock options may not be granted at an option price of less than 85% of its fair market value on the date of grant.
     The purpose of the Option Plans is to provide long term incentives to certain key employees of the Corporation or its subsidiaries, to remain in its employment and to use their best efforts on behalf of their employers. The Board of Directors retains the power to amend, suspend or terminate either of the Option Plans; however, the Board of Directors may not, without shareholder approval implement such changes, which may (i) increase the total amount of the share reserve for the options; (ii) change the option price except as allowable under the Option Plans; (iii) affect outstanding option rights already granted;
(iv) extend the option term or decrease the option term; and (v) extend the termination date of the plans.
     The ISO Plan is intended to qualify for certain advantageous tax treatment under section 422 of the Internal Revenue Code of 1986, as amended (the Code). The Nonqualified Plan is not intended to qualify under Code section 422. Refer above to Proposal 2: Approval of the Omnibus Stock Incentive Plan under the caption Federal Income Tax Consequences for a discussion of the federal income tax consequences of the grant and exercise of nonqualified or incentive stock options.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE NONQUALIFIED STOCK OPTION PLAN AND INCENTIVE STOCK OPTION PLAN.
                                 ANNUAL REPORT
     The Corporation's 1993 Annual Report to Shareholders, including financial statements, accompanies this Proxy Statement.
                       PROPOSALS FOR 1995 ANNUAL MEETING
     Under regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1995 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Lumberton, North Carolina, by November 17, 1994, for the proposal to be considered for inclusion in the Corporation's proxy statement.
     In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder even if the proposal is not to be included in the Corporation's proxy statement, the Corporation's bylaws provide that the shareholder must give timely notice in writing to the Secretary of the Company at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and (iii) any material interest of the shareholder in such business.
                                       22

                                 OTHER BUSINESS
     The Board of Directors knows of no other matter to come before the Annual Meeting of Shareholders. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.
                                          By Order of the Board of Directors
                                          (Signature of David L. Craven)
                                          DAVID L. CRAVEN
                                          SECRETARY
Dated: March 16, 1994
                                       23

                         SOUTHERN NATIONAL CORPORATION
PROXY
                       THIS PROXY IS SOLICITED ON BEHALF
                OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF SHAREHOLDERS TO BE HELD APRIL 19, 1994
     KNOW ALL MEN BY THESE PRESENTS, That the undersigned shareholder of Southern National Corporation (the Corporation), a North Carolina corporation, hereby constitutes and appoints H. Franklin Biggs, K. Dwight Willoughby, Felton Sealey and Laura P. Richardson, and each of them, attorneys and proxies, with full power of substitution, for and on behalf of the undersigned to act and vote, as indicated below, according to the number of shares of the Corporation's common stock held of record by the undersigned on February 17, 1994, and as fully as the undersigned would be entitled to act and vote if personally present, at the Annual Meeting of Shareholders to be held at Pine Crest Country Club, Maxton Highway, Lumberton, North Carolina on April 19, 1994 at 11:00 a.m. and at any adjournment or adjournments thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 3, 4 AND 5.
     1. PROPOSAL TO ELECT AS DIRECTORS THE 10 NOMINEES LISTED BELOW:

[] FOR electing all 10 nominees listed below       [] AGAINST electing all 10 nominees                 [] ABSTAIN
   (except as marked to the contrary below)           listed below

(Instruction: To withhold authority to vote for any individual Nominee, strike a line through the Nominee's name in the list below.)
William N. Geiger, Jr., James A. Hardison, Jr., Charles E. Nichols, Ted R. Reynolds, Joseph A. McAleer, Luther C. Boliek, H. Ray Davis, Paul S. Goldsmith,
T. H. Yancey and Robert H. Yeargin.
    2. PROPOSAL TO APPROVE THE CORPORATION'S OMNIBUS STOCK INCENTIVE PLAN.
       [] FOR                 [] AGAINST                 [] ABSTAIN
    3. PROPOSAL TO APPROVE THE CORPORATION'S LONG-TERM INCENTIVE PLAN
       [] FOR                 [] AGAINST                 [] ABSTAIN
    4. PROPOSAL TO APPROVE THE CORPORATION'S SHORT-TERM INCENTIVE PLAN.
       [] FOR                 [] AGAINST                 [] ABSTAIN

    5. PROPOSAL TO APPROVE AN AMENDMENT TO THE CORPORATION'S INCENTIVE STOCK OPTION PLAN AND NON-QUALIFIED STOCK OPTION PLAN.
       [] FOR                 [] AGAINST                 [] ABSTAIN
    6. In their discretion, the proxies are authorized to act and vote upon any other business which may properly be brought before the meeting or any adjournment thereof.
    The undersigned hereby ratifies and confirms all that said attorneys and proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said attorneys and proxies who shall be present and acting as such at the Annual Meeting of Shareholders or any adjournment thereof, or if only one such attorney and proxy be present and acting, then that one, shall have and may exercise all the powers hereby conferred.
    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 16, 1994, the Proxy Statement and Annual Report furnished therewith.
                                             (SEAL)
                                             (SEAL)
                                             NOTE: Please sign exactly as name
                                             appears on stock certificate. When
                                             shares are held by joint tenants,
                                             both should sign. Executors,
                                             administrators, trustees and other
                                             fiduciaries, and persons signing on
                                             behalf of corporations or
                                             partnerships, should so indicate
                                             when signing.
                                             Dated this       day of          ,
                                             1994.
       PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. THANK YOU.

***************************************************************************
                               APPENDIX

On the Notice of Annual Meeting of Shareholders page the signature of David L. Craven appears where noted.

On Page 16 the Performance Graph appears where indicated. The plot points are listed in the table below that point.

On Page 23 the signature of David L. Craven appears where noted.